Exhibit 99.1

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Telephone: (415) 348-7000

Facsimile: (415) 348-7034

June 21, 2005

Confidential

Mr. David Hills

President and Chief Executive Officer

LookSmart, Ltd.

625 2nd Street

San Francisco, CA 94107

RE: Amendment to Offer Letter

Dear David:

Further to the offer letter dated as of September 24, 2004 (the “Offer Letter”) between you and LookSmart, Ltd. (the “Company”), the following amendments to the Offer Letter shall be effective as of the date executed by you and the Company.

1. The following paragraph shall replace and supersede, in its entirety, the first paragraph in the Section headed “Severance” in the Offer Letter:

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of: (a) continued payment of your base salary for 12 months, (b) incentive bonus (i) if such termination occurs during any fiscal year ending after December 31, 2005, an aggregate amount equal to one hundred percent (100%) of the your actual, earned incentive bonus for the fiscal year prior to the fiscal year in which the termination occurs; or (ii) if such termination occurs during any fiscal year ending on or before December 31, 2005, an aggregate amount of $175,000, payable in twelve (12) monthly installments, and (c) up to 12 months of continued health insurance from the date of the termination for you and your eligible dependents, provided that if such termination occurs within 12 months after a Change of Control, the package shall be: (a) lump sum payment of 100% of your then-current annual base salary (200% if such termination occurs before October 25, 2006), (b) an amount equal to the greater of (i) 100% of your annual incentive bonus for the year in which the Change of Control occurs (200% if such termination occurs before October 25, 2006) or (ii) 100% of your annual incentive bonus for the year prior to which the termination occurs (200% if such termination occurs before October 25, 2006), and (c) up to 12 months of continued health insurance from the date of the termination for you and your eligible dependents. All severance benefits and payments will be subject to the signing of LookSmart’s standard release, as well as, non-solicitation and non-compete agreements that would last for the term of the severance period. None of the severance benefits will be subject to mitigation or reduction by the earnings you may receive from other sources.

2. The following row shall replace and supersede, in its entirety, the row labeled “home purchase assistance” in Exhibit A of the Offer Letter:

Benefit	Detail
Home relocation assistance	Up to $25,000 of reimbursed reasonable expenses for assistance with the purchase of new home within 12 months of hire (e.g. legal costs, loan fees, closing costs) or other housing relocation costs. Receipts or reasonable documentation required. Subject to tax gross-up, such expense to be borne by the Company.

3. All other terms and conditions of the Offer Letter not expressly amended hereby shall remain in full force and effect.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and give it to Erik Riegler, General Counsel of the Company. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Edward F. West
Edward F. West
Chairman of the Board

Accepted and agreed to by:

/s/ David Hills
David Hills

Date: June 21, 2005